Exhibit 99.1

Press Release

F2 Broadcast Unveils New 2001 Streaming Model

HALLANDALE BEACH, Fla.--(BUSINESS WIRE)--Jan. 8, 2001--F2 Broadcast Network Inc. (OTCBB:FTET - news), a fully reporting company, announces the creation of a new internet video production package that enables businesses to affordably showcase products, services, sports and entertainment events over the Internet via broadband streaming technology. The Company believes that by shifting its focus to Internet video production, its ability to achieve positive operating revenue will be greatly enhanced. The shift to Internet video production comes at the same time that the Company has announced its intent to sell both its Gillette, Wyoming radio station and its interests in a Denver, Colorado comedy club.

The Company intends to provide a new streamlined delivery platform through strategic alliances with RealNetworks, Inc. and one to be developed with OnSat Communications, a provider of satellite bandwidth. These satellite streaming capabilities, coupled with F2 Broadcast's own media production capabilities, make it possible for businesses of all sizes to purchase affordable internet video production services, for live streaming and archived video utilizing traditional high speed access or satellite.

F2 Broadcast has developed a pricing model for these services that includes streaming, editing, encoding, and archiving video content for any type of entertainment, sports, or corporate event. F2 Broadcast currently is providing this service to PGATOUR.com.

F2 Broadcast Inc. showcased this broadcast technology when it streamed live via satellite from the PGA Tour's "Tour Championship" October 30 - November 5., 2000. The "Inside the Pressroom" feature was broadcast live from East Lake Golf Club in Atlanta, along with several other archived features. While F2 Broadcast Inc. provides this service for PGATOUR.com, it also has done production work for Quokka.com/golf at this year's President's Cup and for PGA.com at the 2000 PGA Championships.

"Not long ago, the term broadband included ISDN, DSL and T1 lines," said Howard Stern, President of F2 Broadcast. "Now, the term broadband includes video streaming production packages that utilize satellite technology that even small companies can afford. We at F2 Broadcast Network are proud and excited to continue to be on the leading edge of video streaming technology."

Note: Certain statements herein that are not historical are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, it can give no assurances that such expectations and assumptions will prove to have been correct. See the Company's Quarterly Report on Form 10-QSB/A1 for the period ended September 30, 1999 and its Forms 8-K reporting events occurring on December 20, 2000 and January 5, 2001, for additional statements concerning important factors that could cause actual results to differ materially from the Company's expectations, including factors related to the Company's financial condition and the uncertainty of its ability to satisfy its operating expenses until revenues from the sale of certain assets, or from any other source or sources, become available. Real Broadcast Network and RBN are trademarks or registered trademarks of RealNetworks, Inc. Other trademarks appearing in this press release are the property of their respective owners.

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